UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO.2

                                       TO

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                       Pursuant to Section 12(b) or 12(g)
                     of the Securities Exchange Act of 1934

                                 NESTOR PARTNERS
             (Exact name of registrant as specified in its charter)

             NEW JERSEY                                 22-2149317
-------------------------------------            -------------------------
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                  Identification No.)



                       c/o MILLBURN RIDGEFIELD CORPORATION
                             411 West Putnam Avenue
                          Greenwich, Connecticut 06830
                          ----------------------------
               (Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (203) 625-7554

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                          Limited Partnership Interests

                        -------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS

Item 4.  Security Ownership of Certain Beneficial Owners and Management........1

ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                  MANAGEMENT.

         (a) Security ownership of certain beneficial owners.

         As of April 1, 2004, the General Partner knows of the following person who owns beneficially more than 5% of the Partnership's Interests as follows:


                                                                                 Percentage of Limited Partnership

         Name and Address                          Value of Interest                          Interests
         ----------------                  ---------------------------------     ---------------------------------
                                                                            Held

                                           Held Directly       Indirectly(1)     % Directly           % Indirectly
                                           -------------       -------------     ----------           ------------
Malcolm H. Wiener                                $0             $16,855,124           0%                  7.56%
c/o Millburn Ridgefield Corporation
411 W. Putnam Avenue
Greenwich, CT 06830


         All of the Partnership's general partner interest is held by the General Partner.

         (b) Security ownership of management.

         The Partnership has no officers or directors. Under the terms of the Limited Partnership Agreement, the Partnership's affairs are managed by the General Partner, which has discretionary authority over the Partnership's trading. As of April 1, 2004, the General Partner's interest was valued at $3,817,190, which constituted 1.68% of the Partnership's total assets as of April 1, 2004.

         As of April 1, 2004, the directors and executive officers of the General Partner own beneficially Limited Partnership Interests as follows.

----------------
(1) Interests held indirectly include Interests with respect to which Mr. Wiener holds voting or disposition power: (i) by virtue of serving as a trustee of The Malcolm Hewitt Wiener Trust, which in turn is the beneficial owner of Interests;
(ii) with respect to certain Interests owned by members of Mr. Wiener's immediate family; or (iii) through a self directed benefit plan.


                                                                                 Percentage of Limited Partnership

         Name                                      Value of Interest                          Interests
         ----                              ---------------------------------     ---------------------------------
                                                                            Held

                                           Held Directly       Indirectly(2)     % Directly           % Indirectly
                                           -------------       -------------     ----------           ------------
Harvey Beker                                 $2,553,245          $5,105,579          1.15%                2.29%
Gregg R. Buckbinder                              $0              $273,092              0%                 0.12%
George E. Crapple                             $12,918            $4,295,640          0.01%                1.93%
Steven M. Felsenthal                             $0                 $0                 0%                  0%
Mark B. Fitzsimmons                              $0             $1,098,690             0%                 0.49%
Barry Goodman                                 $50,714           $1,408,843           0.02%                0.63%
Dennis B. Newton                                 $0              $228,341              0%                 0.10%
Grant N. Smith                               $1,257,379          $693,117            0.56%                0.31%
Tod A. Tanis                                     $0              $435,272              0%                 0.20%
directors and executive officers of          $3,874,256         $13,538,574          1.74%                6.07%
the General Partner as a group


         (c) Changes in control.

         None.


---------------

(2) Interests held indirectly include certain Interests with respect to which a person holds voting or disposition power: (i) by virtue of serving as a trustee, custodian or officer of the beneficial owner which is a charitable entity, benefit plan or custody account for the benefit of a minor; (ii) with respect to certain Interests owned by members of a person's immediate family; or (iii) through a self directed benefit plan.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           NESTOR PARTNERS

                                           By: Millburn Ridgefield Corporation,
                                               General Partner



Date:  June 28, 2004



                                           By: /s/ GREGG BUCKBINDER
                                               ---------------------------------
                                               Name: Gregg Buckbinder
                                               Title: Senior Vice President and
                                                      Chief Operating Officer